Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated April 22, 2021 with respect to the consolidated financial statements of ImQuest Life Sciences, Inc. contained in the Registration Statement and Proxy Statement/Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ TURNER, STONE & COMPANY, LLP

Dallas, Texas
June 4, 2021